Exhibit 10.4
2006 Director Compensation Plan
On December 21, 2005, the Human Resources Committee of the Board approved the terms of the Company’s 2006 Director Compensation Plan as follows:
In 2006, each non-management Board member (other than the Chairman of the Board), will be paid an annual retainer of $20,000 and $500 for attendance at each Board meeting including telephonic Board meetings. The Chairman of the Board will be paid an annual retainer of $27,500 and $2,000 for attendance at each Board meeting. In addition, the Chairman of each Committee of the Board will each be paid a supplemental annual retainer of $5,000. All Board compensation is paid quarterly, as earned. Telephonic Committee meetings are not considered “Board Meetings” for purposes of calculating Board compensation.